Exhibit 99.1

AT THE COMPANY
Thomas G. Smith
Executive Vice President,
Chief Financial Officer
216-621-6060

Thomas T. Kmiecik
Assistant Treasurer
216-621-6060

ON THE WEB
www.forestcity.net

FOR IMMEDIATE RELEASE

FOREST CITY DISPOSES OF APARTMENT COMMUNITIES

CLEVELAND – January 13, 2006 – Forest City Enterprises, Inc. (NYSE: FCEA and FCEB) today announced the disposition of the Enclave apartment community, which consists of 637 rental residential units in San Jose, California. The property sold for approximately $127 million, at a capitalization rate below 4 percent. The transaction generated $29 million in cash proceeds for the Company.

“In 2004 and 2005, we have been more active with dispositions to take advantage of market conditions and high valuations for rental residential properties,” said Charles A. Ratner, president and chief executive officer of Forest City Enterprises. “The higher level of sales activity included seven rental residential dispositions last fiscal year and five so far this fiscal year. While these transactions have a short-term impact on earnings, the longer-term effect of dispositions of non-strategic assets improves the quality of our operating portfolio and generates capital for investment in new opportunities.”

In the third quarter, Forest City disposed of the Ranchstone and Cherrywood Village apartment communities in Denver, which have a combined 728 units. Those two dispositions resulted in an after-tax gain of approximately $5.8 million and generated cash proceeds of approximately $30 million. The two properties were disposed of at a blended cap rate of approximately 4 percent. The Company also disposed of the 199-unit Flower Park Plaza apartment community in Santa Ana, California, in the third quarter and the 300-unit Colony Place apartment community in Fort Myers, Florida, in the first quarter.

Corporate Description

Forest City Enterprises, Inc. is a $7.8 billion NYSE-listed national real estate company. The Company is principally engaged in the ownership, development, management and acquisition of commercial and residential real estate throughout the United States.

Safe Harbor Language

Statements made in this news release that state the Company or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, real estate development and investment risks, economic conditions in the Company’s target markets, reliance on major tenants, the impact of terrorist acts, the Company’s substantial leverage and the ability to service debt, guarantees under the Company’s credit facility, changes in interest rates, continued availability of tax-exempt government financing, the sustainability of substantial operations at the subsidiary level, significant geographic concentration, illiquidity of real estate investments, dependence on rental income from real property, conflicts of interest, competition, potential liability from syndicated properties, effects of uninsured loss, environmental liabilities, partnership risks, litigation risks, risks associated with an investment in a professional sports franchise, and other risk factors as disclosed from time to time in the Company’s SEC filings, including, but not limited to, the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005.

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